UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2022

Primis Financial Corp.

(Exact name of Registrant as Specified in Its Charter)

Virginia	001-33037	20-1417448
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6830 Old Dominion Drive
McLean, Virginia		22101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 703 893-7400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
COMMON STOCK	FRST	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2022, the Board of Directors of Primis Financial Corp. (the “Company”) approved the Amended and Restated Employment Agreement with Dennis J. Zember, Jr., dated as of December 20, 2022 (the “Amended and Restated Agreement”). The Amended and Restated Agreement amends and restates in its entirety the original Employment Agreement with Mr. Zember, dated February 19, 2020 (the “Original Employment Agreement”). The Amended and Restated Employment Agreement is substantially the same as the Original Employment Agreements, except as described herein. Pursuant to the Amended and Restated Agreement, Mr. Zember’s base salary was increased to $642,735 and the Company committed to providing Mr. Zember life insurance in the amount of $5,000,000, with fifty percent (50%) of the proceeds directed to the Company and fifty percent (50%) of the proceeds directed to Mr. Zember’s designated beneficiary. The Amended and Restated Agreement also provides that if Mr. Zember’s employment is terminated without cause or he resigns for good reason following a change in control, then his performance-based equity awards will be deemed to have been earned as of his termination date based upon the actual level of achievement of all relevant performance goals measured as of the date of such termination.

The foregoing summary of the Amended and Restated Agreement is qualified in its entirety by reference to the full text of the agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMIS FINANCIAL CORP.

December 19, 2022	By:	/s/ Matthew A. Switzer
Matthew Switzer Chief Financial Officer